Exhibit 99.1
PCTEL Hires Tony Kobrinetz as Vice President, Technology and Operations
Industry Veteran to Assist CEO in Developing Company’s Technology and Supply Chain Depth
Bloomingdale, IL — April 5, 2010 — PCTEL, Inc. (NASDAQ: PCTI), a leader in propagation and wireless network optimization solutions, announced today that Tony Kobrinetz, a 30-year wireless industry veteran, has accepted the position of Vice President, Technology and Operations. Kobrinetz, who recently built Motorola’s Canopy™ operation, has extensive experience in cellular infrastructure design, cellular standards, supply chain management, and complex technology development. Kobrinetz led the development of Motorola’s SuperCell™ base station that was an important element of Motorola’s explosive growth in cellular infrastructure in the mid-90’s.
“We are delighted that we could attract someone with Tony’s industry credibility and extensive technology background,” said Marty Singer, PCTEL’s Chairman and CEO. “Tony will help me shape the future of our business by helping the organization identify opportunities for organic expansion of our product lines and operational effectiveness,” added Singer.
“I am excited about joining Marty’s team at PCTEL, working closely with Jeff Miller, and being part of a company with a commitment to growth and innovation in the wireless arena,” said Kobrinetz. “This is a great opportunity for me.”
About PCTEL
PCTEL, Inc. (NASDAQ: PCTI), is a global leader in propagation and wireless network optimization solutions. The company designs and develops software-based radios for wireless network optimization and develops and distributes innovative antenna solutions. The company’s SeeGull® scanning receivers, receiver-based products and CLARIFY® interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s SeeGull scanning receivers are deployed in industry leading wireless test and measurement equipment and viewed as an essential wireless data collection tool for cellular network optimization, drive tests, and spectrum clearing.

PCTEL develops and supports scanning receivers for LTE, EVDO, CDMA, WCDMA, UMTS, TDS-CDMA and WiMAX networks.
PCTEL’s MAXRAD®, Bluewave™ and Wi-Sys™ antenna solutions address public safety, military, aviation, defense and government applications; SCADA, Health Care, Energy, Smart Grid and Agricultural applications; Indoor Wireless, Wireless Backhaul, and Cellular applications. Its portfolio includes a broad range of WiMAX antennas, WiFi antennas, Land Mobile Radio antennas, and precision GPS antennas that serve innovative applications in telemetry, RFID, in-building, fleet management, and mesh networks. PCTEL provides parabolic antennas, ruggedized antennas, yagi antennas, military antennas, precision aviation antennas and other high performance antennas for many applications. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web site www.pctel.com, www.antenna.com, www.antenna.pctel.com, or www.rfsolutions.pctel.com.
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For further information contact:

Jack Seller	Mary McGowan
Public Relations	Investor Relations
PCTEL, Inc.	Summit IR Group
(630)339-2116	(408) 404-5401
jack.seller@pctel.com	mary@summitirgroup.com